                                                                    Exhibit 1(b)

                              THE COMPOSITE FUNDS

                                AMENDMENT NO. 1
                                      TO
                      AGREEMENT AND DECLARATION OF TRUST

     The undersigned, being a majority of the trustees of The Composite Funds (the "Trust"), a Massachusetts business trust created and existing under an Agreement and Declaration of Trust dated September 19, 1997, a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, having determined to change the names of the Composite Cash Management Company Money Market Fund and the Composite Cash Management Company Tax-Exempt Money Market Fund and to create the Composite High Yield Fund, pursuant to ARTICLE III, Section 5 of said Agreement and Declaration of Trust do hereby direct that this Amendment No. 1 be filed with the Secretary of The Commonwealth of Massachusetts and do hereby amend the Agreement and Declaration of Trust so that the first sentence of Section 6 of Article III of the Agreement and Declaration of Trust is amended and restated as follows:

                 Without limiting the authority of the Trustees
                 set forth in Section 5, inter alia, to establish
                                         ----- ----
                 and designate any further Series or Classes or to modify the rights and preferences of any Series or Classes, the "Composite Bond & Stock Fund," the
                 "Composite Growth & Income Fund," the "Composite High Yield Fund," the "Composite Income Fund," the "Composite Money Market Fund," the "Composite Northwest Fund," the "Composite Tax-Exempt Money Market Fund," the "Composite Tax-Exempt Bond Fund" and the "Composite U.S. Government Securities Fund" and shall be, and hereby are, established and designated as separate Series of the Trust.

     In addition, pursuant to ARTICLE IV, Section 3 of said Agreement and Declaration of Trust, the majority of the trustees of The Composite Trust do hereby amend ARTICLE III, Section 9 of the Agreement and Declaration of Trust to replace "Clerk of the Trust" with "Secretary of the Trust."

      This instrument may be executed in counterparts, which together shall constitute a single instrument.

                                      -2-
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     IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns this 20th day of March, 1998.


DAVID E. ANDERSON                   WAYNE L. ATTWOOD, M.D.
-----------------                   ----------------------
David E. Anderson                   Wayne L. Attwood, M.D.


ARTHUR H. BERNSTEIN, Esq.           KRISTIANNE BLAKE
------------------------            ----------------
Arthur H. Bernstein, Esq.           Kristianne Blake

EDMOND R. DAVIS, Esq.               JOHN W. ENGLISH
---------------------               ---------------
Edmond R. Davis, Esq                John W. English
                              .

ANNE V. FARRELL                     MICHAEL K. MURPHY
---------------                     -----------------
Anne V. Farrell                     Michael K. Murphy


ALFRED E. OSBORNE, JR. Ph.D         WILLIAM G. PAPESH
---------------------------         -----------------
Alfred E. Osborne, Jr. Ph.D         William G. Papesh


DANIEL L. PAVELICH                  JAY ROCKEY
------------------                  ----------
Daniel L. Pavelich                  Jay Rockey


RICHARD C. YANCEY
-----------------
Richard C. Yancey

                                      -3-